                                    GUARANTY


        THIS GUARANTY is executed as of                , by Striker Industries,
Inc., a Delaware corporation (the "Guarantor"), for the benefit of each holder (a "Holder") of the Subordinated Promissory Notes (each a "Note") issued by West Oxford Industries, Inc. (the "Borrower") on the date hereof.

        Guarantor guarantees to Holder the prompt payment at maturity (by acceleration or otherwise), and at all times thereafter, of the Guaranteed Debt (defined below), as follows:

        1. "Guaranteed Debt" shall mean the Notes, including all principal and interest payable thereon. Unless otherwise stated, terms defined in the Note have the same meanings when used in this Guaranty.

        2. If Guarantor becomes liable for any indebtedness owing by Borrower to Holder, other than under this Guaranty, such liability will not be in any manner impaired or affected by this Guaranty, and the rights of Holder under this Guaranty are cumulative of any and all other rights that Holder may ever have against Guarantor. The exercise by Holder of any right or remedy under this Guaranty or otherwise will not preclude the concurrent or subsequent exercise of any other right or remedy under this Guaranty or otherwise will not preclude the concurrent or subsequent exercise of any other right or remedy.

        3. Holder shall notify Guarantor in writing of any Default or Potential Default prior to exercising any remedies for such Default and Guarantor shall have the right to cure any such Default or Potential Default within thirty Business Days after receiving any such notice. If, while a Default exists, Borrower fails to pay the entire unpaid balance of the Obligation then due and payable and Guarantor fails to cure such Default within thirty Business days after receiving notice of such Default from Holder, then Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of either the acceptance by Holder of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Holder, and it is not necessary for Holder, in order to enforce such payment by Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on such indebtedness or to enforce rights against any collateral securing such indebtedness.

        4. This Guaranty benefits Holder and its successors and permitted assigns and binds Guarantor and its successors and permitted assigns. The rights and benefits of this Guaranty may not be transferred.


                                              STRIKER INDUSTRIES, INC.


                                              By: /s/ DAVID A. COLLINS
                                                 ----------------------------
                                              Name:   David A. Collins
                                                   --------------------------
                                              Title:  President and Chief
                                                      Executive Officer